SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2005
FILE NUMBER 811-3443


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                    1
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                    1
              Class C                    1
              Class P              197,021



74V.     1.   Net asset value per share (to nearest cent)
              Class A               $11.38
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B               $11.38
              Class C               $11.38
              Class P               $11.38